UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Your Vote Matters

BlackRock MuniYield New York Quality Fund, Inc. (NYSE: MYN)

Vote today! Defend your fund, save your income.

BlackRock is fighting for you. Vote now and make your voice heard:

Vote today:

- Phone
- Online
- WHITE proxy card

How to vote:

- FOR the BlackRock nominees

HOW TO VOTE: Use the WHITE proxy card, and vote FOR your experienced nominees.

	FOR	AGAINST	ABSTAIN
1. To Elect the Class II Board Member Nominees.			
1.1 J. Phillip Holloman	☑	☐	☐
1.2 Arthur P. Steinmetz	☑	☐	☐

IMPORTANT: Do not return any gold proxy card from Saba

BlackRock is delivering real value:

Your Fund outperformed peers in 2023[1]

Total shareholder returns (2023)[1]



9.78%
7.00%
MYN
Peer median

Sustainable distributions grew, more than peers[1]

Distribution enhancements (May 2023 – May 2024)[1]

+40.3%
MYN

+29.9%
Peers

Actions taken by your Board and management team have narrowed MYN's discount to NAV

Discount narrowing[2]

25.5%

Discount to NAV[2] 13.3% (12/31/2022) → 9.9% (5/24/2024)

Meaningful fee waivers increase your return on investment.

As recently as **May 2024**, BlackRock announced further fee waivers to maximize your tax-exempt income[3]

! Since takeover, investors in Saba-managed CEFs have seen management fees increase

BlackRock.

1 Bloomberg as of 5/24/2024; Notes: Peer set includes MHN, BNY, ENX, VTN, NRK, NAN, PNF, PNI, and PYN; Total shareholder return on price annualized for periods longer than 1 year (assumes dividends are reinvested); Distribution growth over the past year
2 12/31/2022 - 5/24/2024: Morningstar/BlackRock data as of 5/24/2024
3 BlackRock Press Release (5/20/2024)

The truth about Saba

Setting the record straight

Saba has made numerous unsubstantiated claims about BlackRock, your Fund, and your Board—but they do not add up.

Myth

Saba claims that its actions are in the best interest of CEF shareholders

Reality

Saba has chosen to use its vast resources to buy large stakes in closed-end funds (CEF), engage in costly proxy fights, and force actions that provide Saba with a quick profit for themselves at your expense.

Myth

Saba claims BlackRock CEFs aren't delivering results for investors

Reality

BlackRock CEFs have delivered consistent long-term value over time, generating $3.6 billion in gains in 2023 alone while paying shareholders $3.1 billion per year via dividends[4]. We have also repurchased $1.3 billion in shares, generating over $200 million in gains[5].

Myth

Saba claims to be a better CEF manager than BlackRock

Reality

BlackRock has a 35+ year track record of delivering long-term value for CEF shareholders.

At the funds Saba has taken over (BRW, SABA), shareholders are now exposed to riskier strategies, leaving them with a fund that no longer serves their original goals, as well as higher management fees.

Saba's CEF track is marked by failure and underperformance[6]:



BRW Total Shareholder Return[6]
BRW
Morningstar US CEF Bank Loans
BlackRock Bank Loans Funds Median
Since takeover (6/4/2021 – 5/24/2024)
13.4%
18.0%
30.6%

4 Annualized estimate based on June 2024 dividends for BlackRock closed-end funds
5 BlackRock. Since inception of the funds' repurchase programs to 4/30/2024. Date of inception of BCAT, ECAT, BIGZ, BMEZ and BSTZ repurchase programs is 11/19/2021. Date of inception of BFZ, BNY, MHN, MPA and MYN repurchase programs is 11/15/2018
6 Bloomberg as of 5/24/2024; Total shareholder return on price (assumes dividends are reinvested)

BlackRock.

Vote today.

Make your voice heard, and save your fund and your investment. This is no time for taking chances.

We need all shareholders to vote on the enclosed **WHITE** proxy card today to preserve YOUR Fund:

	FOR	AGAINST	ABSTAIN
1. To Elect the Class II Board Member Nominees.			
1.1 J. Phillip Holloman	☑	☐	☐
1.2 Arthur P. Steinmetz	☑	☐	☐

How do I vote?

Vote online

Using the website provided on YOUR enclosed **WHITE** proxy card and following the simple instructions

Vote by phone

By calling the toll-free number on YOUR enclosed **WHITE** proxy card and following the simple instructions

Vote by mail

By completing and returning YOUR enclosed **WHITE** card in the postage paid envelope provided

! Do NOT send back any proxy card you may receive from Saba

- *If you have already sent back the proxy card received from Saba,* you can still change your vote by promptly voting on the **WHITE** proxy card, which will replace the proxy card you previously completed.
- If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC ("Georgeson"), toll free at 1-866-529-0466.

Important information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock MuniYield New York Quality Fund, Inc. (MYN). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. **This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.**

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. **BLACKROCK** is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

June 2024 | BlackRock MuniYield New York Quality Fund, Inc. (MYN)

Not FDIC Insured • May Lose Value • No Bank Guarantee

BlackRock

MYN_2024_FL6